Exhibit 99.1

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11300 W. 89th Street  Overland Park  Kansas  66213 USA  913/495/2600
FAX 913/492-0870


Alenia Marconi Systems Contact:                 Elecsys Corporation Contact:
Sue Kennard                                     Keith Cowan
(39) 06 4150 4466                               (913) 495-2600
(44) 7801 712 739

Alenia Marconi Systems to Acquire Airport Systems International, Inc. from Elecsys Corporation

OVERLAND PARK, KANSAS - June 19, 2001 Alenia Marconi Systems and Elecsys Corporation (AMEX:ASY) jointly announced today that they have signed a definitive agreement under which Alenia Marconi Systems will acquire the aircraft navigational aids and airfield lighting business of Elecsys Corporation's Airport Systems International, Inc. (ASII) subsidiary.

Alenia Marconi Systems will pay approximately $8 million for the net assets of the Airport Systems subsidiary and assume approximately $1.2 million of Airport Systems debt related to the Kansas facility. The sale is contingent upon Elecsys shareholder approval, which the board has unanimously recommended, and regulatory clearance. It is expected to close in July. The sale includes all product designs, inventory, facilities and ongoing contracts.

"Alenia Marconi Systems looks forward to welcoming the employees of Airport Systems International, Inc. as part of its international Air Traffic Management and Airport Systems business. The facilities and people of ASII in Kansas are an important addition to ATMAS's capability in the Navaids area. This alliance will allow ATMAS to extend its current position in existing markets and to develop new ones. Such success will be shared by the organization in Kansas," said Mr. Paolo Prudente, Managing Director Air Traffic Management and Airport Systems.

"Elecsys' decision to divest the Airport Systems subsidiary resulted from an ongoing comprehensive strategic review aimed at maximizing Elecsys shareholder value. The sale of Airport Systems will allow Elecsys to focus on the electronic contract manufacturing business area, which has outstanding growth potential. The Company will have a significantly stronger balance sheet with which to pursue this market as a result of the sale," said Keith S. Cowan, president and chief executive officer of Elecsys. Mr. Cowan and vice president of finance, Thomas C. Cargin will remain with Elecsys after the sale.

Once the navigation aids business is sold, Elecsys will have an annualized revenue of about $9.0 million through its DCI subsidiary and an improved capital structure, which will foster the continued growth of the electronic contract manufacturing business.

Elecsys Corporation
Elecsys Corporation is a designer and manufacturer of electronic components, subassemblies and systems. The Company's DCI subsidiary provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.
www.elecsyscorporation.com

Alenia Marconi Systems
Alenia Marconi Systems (AMS) is a major electronic systems company based in Italy and the UK, designing, manufacturing and supplying radars, missiles and mission critical command, control and management systems to defense forces and civil air traffic authorities throughout the world.

AMS is a joint venture company, owned equally by Finmeccanica and BAE SYSTEMS, which has achieved a strong financial position in the two years since its formation, with a turnover of Euros 1.2 billion and a healthy order book of Euros 4 billion which underpins its ambitious growth plans for the next four years.
www.aleniamarconisystems.com

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions which are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2000 and the Forms 10-QSB filed since that date. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.